Exhibit 99.1

News Release

For Immediate Release	CONTACT:
Bill Newbould
(610) 558-9800

ENDO ANNOUNCES PRICING OF

SECONDARY OFFERING OF COMMON STOCK

CHADDS FORD, Pa., Oct. 6, 2005 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP) announced today the pricing of a secondary offering of 29 million shares of its common stock at an initial price to the public of $26.04 per share.  The shares are being offered through an underwriting syndicate led by Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc., together with co-managers Morgan Stanley, SG Cowen & Co., UBS Investment Bank, C.E. Unterberg, Towbin, Jefferies & Company, Inc., and JPMorgan.

All of the shares are currently issued and outstanding.  The majority of these shares are being sold by Endo’s largest shareholder, Endo Pharma LLC, which prior to the consummation of this proposed offering owned approximately 48% of Endo’s outstanding shares.  Endo Pharma LLC is an affiliate of Kelso & Company (a private equity investment firm).  Certain members of management have an ownership interest in Endo Pharma LLC.  Shares are also being sold by certain executive stockholders and directors of Endo.

The selling stockholders have granted the underwriters an option to purchase an additional 4,350,000 shares of common stock at the public offering price to cover over-allotments, if any.  Following completion of the offering, Endo Pharma LLC will hold approximately 19% of Endo’s outstanding common stock (or approximately 17% if the over-allotment option is exercised in full).  Endo, which has approximately 133 million shares outstanding, will not receive any of the proceeds from this secondary offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

The offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus.  Copies of the prospectus supplement and accompanying prospectus, when available, can be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179 and Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013.

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike.

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